Exhibit 10.2
EXECUTIVE EMPLOYMENT
AND NONCOMPETITION AGREEMENT
     This Executive Employment and Noncompetition Agreement (“Agreement”) is entered into between RSC Holdings Inc. and RSC Equipment Rental, Inc. (collectively, the “Company” or “RSC”) and Juan Corsillo (“Executive”), effective as of March 15, 2010 (the “Effective Date”).
RECITALS
     WHEREAS, the Company operates its equipment rental business which has store locations throughout North America (such business as operated by the Company is referred to herein as the “Business”).
     WHEREAS, the Company’s life-blood is its Confidential Information, including but not limited to customer databases, marketing and sales objectives and strategies, customer lists, information regarding existing customer preferences, habits, and needs, information regarding prospective customers, details of past, pending and contemplated transactions, price lists, pricing policies, sales data, training materials, and customer proposals, information developed about the Company’s competitors, systems, strategies, designs, processes, procedures, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans, and financial and other projections, which information has been collected over a significant amount of time and at great effort and expense.
     WHEREAS, the Company would be placed at an unfair competitive disadvantage if Executive were able to use the Company’s Confidential Information and goodwill for his or her own benefit, or for the benefit of anyone other than the Company.
     WHEREAS, with the assurances contained in the agreement, the Company desires to employ Executive as a Senior Vice President, Sales, Marketing, and Corporate Operations, in which position he will not only have access to the Company’s Confidential Information but also will have the duty to expand and improve such information.
     WHEREAS, Executive desires to be employed by the Company in this position and is willing to do so upon the terms contained herein.
AGREEMENT
     NOW, THEREFORE, as a condition of employment, and for other good and valuable consideration, including without limitation continued employment, which Executive agrees is sufficient consideration for this Agreement, and in consideration of the mutual promises and covenants set forth below, the Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT
     Section 1.1. Employment & Position. The Company shall employ Executive as Senior Vice President, Sales, Marketing, and Corporate Operations at the Company’s location in Scottsdale, AZ. Executive shall report to the President and Chief Executive Officer, and the Board of Directors of the Company. During Executive’s employment hereunder, Executive shall devote all necessary energies, experience, skills, abilities, knowledge and productive time to the performance of duties under this Agreement and shall not render to others services that interfere with the performance of his duties with the Company under this Agreement. The rendering of services to others shall be subject to the approval of the Board.
     Section 1.2. Duties. Executive will be responsible for the full range of responsibility customarily performed by an executive in the position of Senior Vice President, Sales, Marketing, and Corporate Operations of the Company and render such services as are from time to time necessary or requested in connection with the affairs of the Company. Executive’s primary duties will include those customarily performed in connection with the Company’s Sales and Marketing functions, including without limitation, overseeing the Company’s sales, marketing and national accounts functions and the implementation of Total Control (“Primary Duties”). Executive will also be responsible for providing oversight to the Company’s strategic development, product management, fleet, and innovation functions, and such other responsibilities related to such functions from time to time (“Secondary Duties”).
     Section 1.3. Term of Employment. Executive shall be employed as herein set forth, commencing on the date set forth above and continuing until terminated by either party in accordance with section 2.5 below (the “Employment Term”).
ARTICLE II
COMPENSATION
     Section 2.1. Base Salary. Executive’s salary (the “Base Salary”) shall be four hundred fifty thousand dollars ($450,000) per annum for the term of this Agreement and/or as increased, after review by the Board at the time and in accordance with Company policies as in effect from time to time. Base Salary shall be payable in accordance with the standard payroll practices of the Company.
     Section 2.2. Variable Compensation. In addition to his Base Salary, Executive will be eligible to receive Variable Compensation, in accordance with the Company’s Variable Compensation Plan as in effect from time to time, and which will provide him with additional incentive opportunity with a target of seventy-five percent (75%) of his eligible earnings and a maximum of one-hundred fifty percent (150%) of his eligible earnings. However, the 2010 Variable Compensation for Executive is guaranteed at a minimum of 75% of eligible earnings for the year.

     Section 2.3. Equity Incentive. Executive will be eligible to participate in the Company’s discretionary long term incentive plan during the course of employment with the Company, subject to the discretion of the Compensation Committee and/or the Board of Directors and the terms and conditions of the applicable plan. Awards will be determined utilizing the valuation methodology used for other similarly situated executive officers of the Company.
     (a) Special Grants.
     1. New Hire Restricted Stock Units. In accordance with the Company’s long term incentive plan, on the first day of your employment, March 15, 2010, you will be granted Restricted Stock Units (“New Hire RSUs”) in the number of whole shares approximately equivalent to $500,000. The actual number of whole shares will be determined by dividing $500,000 by the closing price of the Company’s stock on the date of grant. For the avoidance of doubt, only whole shares up to $500,000 are granted with any nominal cash remaining with the Company. These New Hire RSUs will vest over four years 25% per year from the date of grant. However, in connection with these New Hire RSUs in the event of a termination without Cause, as defined below, all unvested New Hire RSUs shall immediately vest.
     2. Non-Qualified Stock Options. On the first day of your employment, March 15, 2010, Executive will be granted non-qualified stock options to purchase common stock of the Company with an aggregate value of $1,000,000, and will be evidenced by the Company’s stock option agreement. The actual number of shares will be determined by dividing $1,000,000 by the fair value as determined by the Black-Scholes valuation model utilizing the closing price on the date of grant. For the avoidance of doubt, only options to purchase whole shares up to $1,000,000 are granted with any nominal cash remaining with the Company. In addition, the stock options shall have an exercise price equal to the fair market value of the Company common stock on the date of grant. The grant of option shares has a ten year term and will vest in annual installments of 25% each, with full vesting after four years.
     Section 2.4. Other Benefits. During the Employment Term, Executive shall be entitled to all benefits and conditions of employment generally provided to other RSC Company executives, subject to the same eligibility and other reasonable conditions of Company benefit programs and to country related differences, including, but not limited to, medical, dental, life insurance, non-qualified deferred compensation programs, sick leave, disability, automobile allowance ($1,200 per month) and participation in any retirement plan. In addition, benefits shall include, but not be limited to five (5) weeks vacation per year and an annual tax and financial planning services allowance of up to two thousand five hundred dollars ($2,500).
     The Company will provide its standard executive relocation plan 2.5a benefits offered through a third party relocation assistance firm to Executive for similarly situated executives, including, but not limited to, professional move, temporary lodging in the Scottsdale, Arizona area and house hunting, as well as reimbursement of reasonable commuting expenses, moving expenses, home purchase expenses, and other associated travel and relocation related expenses.

A summary policy statement will be provided to Executive. Any exceptions to the policy must be made in writing by the Company’s Chief Executive Officer.
     Section 2.5. Employment Separation.
     (a) Severance Benefits: The Company may, at its sole discretion, terminate Executive’s employment at any time, provided however, that if the Company severs Executive’s employment for any reason other than For Cause or if Executive terminates his employment for Good Reason the Company shall provide the following severance payments and benefits (collectively “Severance Benefits”), less all applicable federal and state income and withholding taxes, in exchange for a full and complete release of all claims against the Company, in the form customarily used by the Company, executed by Executive, and Executive allows such release to become effective:
     1. Eighteen (18) months of Base Salary (the “Severance Period”), plus a pro-rata portion of variable compensation for the calendar year, or if variable compensation is to be paid quarterly then for the calendar quarter, in which the severance occurs up to the separation date, such pro rata bonus to be equal to the variable compensation Executive would have earned had Executive remained employed through the end of the applicable period (pro rated based on the number of days employed in such period). Executive’s entitlement to and the amount of any variable compensation under this Section 2.5(a) (1) shall be determined at the sole discretion of the Company. The Base Salary shall be payable in accordance with the Company’s regular payroll practices, and the pro rata variable compensation payments shall be payable at the time that other variable compensation payments are made under the applicable Variable Compensation Plan. Notwithstanding the payment schedule described in this paragraph, if Executive is a Specified Employee (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and becomes entitled to the payment described in this Section 2.5 as a result of a separation of service as defined by Section 409A(a)(2)(i) of the Code, then the portion of such payment treated as “separation pay” for purposes of Section 409A shall not be paid prior to the date which is six (6) months after the date of the Executive’s separation of service with the Company if such payment would result in the imposition of an excise tax under Section 409A of the Code. Any amount described in the preceding sentence over the applicable threshold, that is otherwise payable during the first six months following Executive’s separation from service shall be accumulated and paid to Executive in a lump sum amount on the first date of the seventh month following the date of separation from service.
     Executive’s entitlement to the foregoing severance payments is contingent on his continued compliance with the confidentiality, non-competition and non-solicitation provisions outlined in Sections 3.1, 3.2, 4.2 and 4.3 herein. Executive understands that if the Company determines that he has violated the confidentiality provisions, covenant not to compete or non-solicitation provisions, the Company will not make any further severance payments, and will be entitled to reimbursement from Executive of any severance amounts already paid to him, all in addition to any other remedy to which the Company may have.

     2. Upon his separation from service, if Executive is eligible and enrolled in the Company’s medical and dental benefit programs, the Company will provide the necessary forms, including COBRA notifications, to transfer the responsibility and right to continue those benefits to Executive, which under COBRA are typically at his expense, for the time period allowed by law or under the applicable programs. However, assuming Executive is eligible and elects to continue those benefits, the Company will continue to pay the same proportion of Executive’s medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible dependents) until the earlier of: (1) the expiration of the Severance Period; or (2) the date Executive is eligible for medical and dental insurance benefits by another employer.
     3. Upon termination of employment, Executive is not eligible to continue participation in the Company group life insurance program. The Company will therefore pay, at the Company’s option, the premiums during the Severance Period that are either (i) applicable to a conversion of the coverage (equal to the amount normally provided to an employee without payment by the employee) from group to individual coverage; or (ii) that will support the same level of coverage in a term life policy. The company’s obligation under this sub-section is to provide the required insurance and Executive is not entitled to a cash payment in substitution thereof.
     4. The Company on the date of separation will provide professional outplacement counseling and services consistent with other Executives at similar compensation levels. No cash lump sum payment in lieu of outplacement services will be provided to Executive.
     5. During the eighteen (18) month period during which Severance Benefits under this Section 2.5 are paid, the Company will continue to pay for Executive’s reasonable and necessary association fees related to Executive’s duties and responsibilities as contemplated in Section 1.2, and only to the extent previously paid by the Company. However, the payment of the fees within this paragraph shall cease upon the earlier of: (1) the expiration of the Severance Period; or (2) the date Executive is employed whether consulting, self employed or employed by another employer.
     6. The Company may give the Executive 30 days’ prior written notice of termination of employment for the purposes of providing transition services. In the event the Company gives such notice, the Executive shall be under no obligation to render additional services and shall be allowed to seek other employment, provided that the Severance Period shall be reduced accordingly if Executive so ceases, for any reason, to provide services to the Company.
“Good Reason” shall mean the occurrence, without Executive’s consent, of any of the following: (i) a material diminution in, or assignment of, Executive’s Primary Duties as described in Section 1.2 that is materially inconsistent with Executive’s position (including status, offices, titles and reporting relationships), (ii) a reduction in Base Salary that is not part of across-the-board reduction, (iii) a relocation of Executive’s principal place of business to a location that is greater than fifty (50) miles from its current location or (iv) the Company’s material breach of the Agreement.

     (b) For Cause. The Company may, at its sole discretion, terminate Executive’s employment at any time during the Employment Term “For Cause”. The term “For Cause” means: (1) the failure of Executive to implement or adhere to material policies, practices, or directives of the Company, including of the Board; (2) conduct of a fraudulent and/or criminal nature; (3) any action of Executive outside the scope of his employment duties that results in material financial harm to the Company, (4) conduct that is in violation of any provision of this Agreement or any other agreement between the Company or any of its affiliates and Executive (including any noncompetition, noninterference, nonsolicitation or confidentiality agreement); or (5) solely for purposes of this Section 2.5 , death or disability as defined hereinafter.
     (c) Disability. Within the parameters allowed by federal and state law, the Company reserves the right to terminate Executive’s employment or place him on unpaid leave if Executive is incapacitated due to physical or mental illness and cannot perform the essential functions of his job with or without a reasonable accommodation.
     (d) Voluntary Resignation by Executive. Executive shall have the right to terminate this Agreement at any time. Executive agrees to provide the Company with thirty (30) days prior written notice of any such intended resignation. The Company’s obligation to pay Executive’s Base Salary, variable compensation and other benefits shall cease as of Executive’s date of separation. Executive shall not be entitled to any Severance Benefits if he resigns other than for Good Reason.
     (e) Cessation of Severance Benefits. Notwithstanding anything contained in this Agreement to the contrary, in the event Executive becomes employed by, or provides consulting services to, any third party during the Severance Period, whereby such employment or consulting services provided are in excess of fifteen (15) hours per week, or provide Executive with weekly compensation that is more than fifty percent (50%) of his weekly Base Salary, all Severance Benefits will immediately terminate upon the latter of: (i) twelve (12) months from the date of Executive’s termination of service from the Company; or (ii) the date Executive becomes employed by, or provides such consulting services to, any third party.
     Section 2.6 Limitation on Payments. In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the parachute payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.
     Unless the Company and Executive otherwise agree in writing, any determination required under this Section 2.6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 2.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall further to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 2.6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 2.6.
ARTICLE III
CONFIDENTIAL INFORMATION
     Section 3.1. Confidential Information. Executive’s position with the Company will, and have, necessarily give him access to, contact with and knowledge of certain trade secrets, and confidential and proprietary business information of the Company. This information includes but is not limited to employee information, union information, employment and union litigation and claim information, marketing and sales objectives and strategies, customer lists, information regarding existing customer preferences, habits and needs, information regarding prospective customers, details of past, pending and contemplated transactions, price lists, pricing policies, sales data, training materials, customer proposals, information developed about Company’s competitors, systems, strategies, designs, processes, procedures, growth plans, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans and strategies, and financial and other projections relating to the business of the Company, which are not generally known to or readily ascertainable through legitimate means by the public or by competitors of the Company (hereinafter collectively referred to as “Confidential Information”). Executive shall not at any time disclose the Confidential Information to anyone, except on a need-to-know basis in connection with Executive’s duties in carrying out the business of the Company. Executive shall not use any Confidential Information for his own benefit, or for the benefit of anyone other than the Company or its affiliates.
     Section 3.2. Ownership of Records, Etc. All records, reports, notes, compilations or other recorded matter, and copies or reproductions thereof, in whatever media form, relating to the Confidential Information of the Company, operations, activities or business, made or received by Executive during any past employment or future period of employment with the Company are and shall be the exclusive property of the Company. Executive shall keep the same at all times in his custody, subject to control by the Company and Executive shall surrender the same at the end of his employment, if not before. Failure to return such property upon the request of the Company during Executive’s Employment Term or thereafter shall be a material breach of this Agreement.

     Section 3.3. Injunctive Relief. Executive acknowledges that (a) the provisions of Section 3.1 and Section 3.2 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of Section 3.1 or Section 3.2 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly Executive agrees that if he violates, or under the then existing circumstances it seems reasonable likely that there may occur a violation of, the provisions of Section 3.1 or Section 3.2, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.
ARTICLE IV
COVENANT NOT TO COMPETE
     Section 4.1. Recitals. Executive acknowledges and agrees that he has or will have technical and other extensive expertise associated with the business of the Company. In addition, Executive has or will develop valuable business contacts with employees, potential employees, clients, and potential clients of the Company and with professionals in the equipment rental industry. Furthermore, Executive’s reputation and goodwill are or will be an integral part of the Company’s success throughout the areas where the business of the Company is and will be conducted. If Executive deprives the Company of any of his goodwill or in any manner uses his reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for pursuant to this Agreement. Since Executive has the ability to compete with the Company in the operation of the business of the Company, the Company therefore desires that Executive enter into this Covenant Not To Compete.
     Section 4.2. Covenant Not to Compete. Executive agrees that during his employment with RSC and for a period of twenty-four (24) months commencing immediately after the end of his employment (the “Time Period”), he shall not, unless acting with the Company’s prior written consent (which may be withheld at the Company’s sole discretion), directly or indirectly own, manage, join, operate or control, participate in the ownership, operation or control of, or be connected as a director, officer, partner, or consultant, or permit his name to be used in connection with any competing business, including but not limited to any of the following businesses or organizations that rent or lease construction or construction-related equipment within the United States, Canada, Mexico or other country the Company plans to expand into that Executive has been involved with (collectively “the Territory”): Caterpillar, United Rentals, Sunbelt Rentals and its parent Ashtead Group plc, Neff Rental, Hertz, Volvo, National Equipment Services and Maxim Crane Works or, in the alternative, any business or organization not listed above that rents or leases construction or construction-related equipment or that has plans to enter into the construction-related equipment rental or leasing business in the Territory. Notwithstanding anything contained herein to the contrary, it is expressly agreed between the parties that any business or organization in the financial services industry that leases equipment, such as GE Capital, shall not be considered a competitor of the Company.
The parties agree that if a court of competent jurisdiction determines that the Time Period for purposes of this Section 4.2 is unreasonably long and found to be an unenforceable term, the

Time Period for purposes of this Section 4.2 shall be shortened to the maximum duration enforceable under applicable law.
If a court of competent jurisdiction determines that the Territory is an unreasonable geographic scope for this provision, the Territory shall be deemed reformed to include the United States and Canada, excluding Mexico. If a court of competent jurisdiction determines that the Territory of the United States and Canada is an unreasonable geographic scope for this provision, the Territory shall be deemed reformed to include the United States.
     Section 4.3. No Solicitation of Customers or Employees. Executive agrees that:
     (a) During his employment with RSC and for the Time Period, he shall not, directly or indirectly, call on or solicit or divert or take away from RSC or any of its affiliates (including by divulging to any competitor or potential competitor of RSC) any person, firm, corporation, or other entity who is a customer of RSC or its affiliates and whom Executive had contact with through any of his employment with RSC.
     (b) During his employment with RSC and for the Time Period, he shall not, directly or indirectly, solicit employment of any employee of RSC or any employee of any affiliate of RSC for employment with any entity that rents or leases construction or construction-related equipment in the Territory as defined in Section 4.2.
     (c) The parties agree that if a court of competent jurisdiction determines that the Time Period is unreasonably long and deemed unenforceable as defined herein in Sections 4.3(a) or (b), the Time Period for purposes of Sections 4.3(a) or (b), as applicable, shall be shortened to the maximum duration enforceable under applicable law.
     Section 4.4. Severability of Provisions. In the event that the provisions of this Section should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Each breach of the covenants set forth herein shall give rise to a separate and independent cause of action.
     Section 4.5. Injunctive Relief. Executive acknowledges that (a) the provisions of Section 4.2 and Section 4.3 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of Section 4.2 or Section 4.3 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Executive agrees that if he violates, or under the then existing circumstances it seems reasonable likely that there may occur a violation of, the provisions of Section 4.2 or Section 4.3, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.
     Section 4.6. Equitable Tolling. The restrictive time periods referred to in Sections 4.2 and 4.3 shall be tolled and extended by one month for each month or portion of each month during which Employee is in violation of the restrictions. If Company initiates legal action to enforce the restrictions and obtains an injunction against Employee; then the appropriate restrictive time period(s) will begin to run on the date that the injunction is entered.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties except that the Company may, without such consent, assign all such rights and obligations to a wholly-owned subsidiary or newly created legal entity (or a partnership controlled by the Company) or subsidiaries of the Company or to a successor in interest to the Company which shall assume all obligations and liabilities hereunder.
     Section 5.2. Sole and Entire Agreement. This Agreement constitutes the entire existing agreement between the parties with respect to the subject matter hereof, and completely and correctly expresses all of the rights and obligations of the parties. Executive expressly agrees that reliance on any oral representation(s) is unreasonable.
     Section 5.3. Waivers. The waiver in any particular instance or series of instances of any term or condition of this Agreement or any breach hereof by any party shall not constitute a waiver of such term or condition or of any breach thereof in any other instance.
     Section 5.4. Amendment. This Agreement is subject to amendment only by subsequent written agreement between, and executed by, the parties hereto.
     Section 5.5. Separability. If any one or more provisions, clauses, paragraphs, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, clause, paragraph, subclause or subparagraph of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, subclause or subparagraph had never been contained herein.
     Section 5.6. Time Is of the Essence. Time is of the essence in this Agreement. Any time limit mentioned herein has been carefully considered and represents the agreed absolute outside limit of time within which the applicable right must be exercised. The parties may extend such time limit only by mutual agreement in writing.
     Section 5.7. Duration of Obligations. Executive’s obligations under Article III and Article IV of this Agreement (especially those relating to confidentiality, non-competition and non-solicitation) shall continue after his employment with the Company is ended, regardless of the nature or reason for such termination.
     Section 5.8. Attorneys’ Fees. In the event of a dispute, a court or an arbitrator may award attorneys’ fees to the prevailing party.

     Section 5.9. Captions; Definitions. Any captions of articles, sections, subsections or paragraphs of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used for the interpretation of this Agreement or any provision hereof.
     Section 5.10. Applicable Law. This Agreement shall be construed and interpreted in accordance with the internal substantive laws, and not the choice of law rules of the State of Arizona. Except where this Agreement provides for injunctive relief, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the American Arbitration Association by a single arbitrator appointed in accordance with the said Rules.
     Section 5.11. Confidentiality. The parties agree that the terms of this Agreement are to be held confidential and shall not be disclosed to any other person or entity, except as required by law or legal process, and except that either party may disclose the terms thereof to its or his legal counsel or tax advisors.
     Section 5.12. Voluntary Agreement and Legal Counsel. Executive has been encouraged to review this Agreement with his legal and other expert counsel and has freely entered into this Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all effective as of the day and year first above written.

RSC HOLDINGS INC. AND RSC EQUIPMENT RENTAL, INC.		EXECUTIVE: Juan Corsillo

By:	/s/ Erik Olsson	/s/ Juan Corsillo
	Erik Olsson President and CEO	Juan Corsillo

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